PRINCIPAL UNDERWRITING AGREEMENT

This Principal Underwriting Agreement ("Agreement") is made effective as of the [XX] day of [XXXXXXXX], 2016, between GREAT AMERICAN LIFE INSURANCE COMPANY ("GALIC") and GREAT AMERICAN ADVISORS, INC. ("Underwriter").

WHEREAS, GALIC desires to obtain from Underwriter the underwriting and distribution services provided for herein and Underwriter desires to provide to GALIC the underwriting and distribution services provided for herein;

NOW, THEREFORE, the parties agree as follows:

1.    ISSUE AND SALE OF CONTRACTS. GALIC proposes to issue and sell certain registered annuity contracts ("Contracts") to the public through Underwriter. Underwriter agrees to provide underwriting and distribution services subject to the terms and conditions hereof. The Contracts to be offered are identified in Exhibit A hereto.

2.    GRANT AND ACCEPTANCE OF RIGHTS TO BE DISTRIBUTOR. GALIC grants Underwriter the exclusive right, during the term of this Agreement, subject to registration requirements of the Securities Act of 1933 and the provisions of the Securities Exchange Act of 1934 ("1934 Act"), to be the distributor and principal underwriter of the Contracts, and Underwriter accepts such rights. Underwriter will sell the Contracts under such terms as set by GALIC and will make such sales to purchasers permitted to buy such Contracts as specified in the applicable prospectus. Underwriter also shall be authorized to contract with duly registered broker-dealers reasonably acceptable to GALIC for the sale of the Contracts to purchasers permitted to buy the Contracts as specified in the applicable prospectus.

3.    AUTHORIZATION OF SELLING FIRMS. Underwriter is hereby authorized to enter into written agreements, on such terms as Underwriter may determine not inconsistent with this Agreement, with organizations that agree to participate in the distribution of the Contracts and to solicit applications for the Contracts. Such organizations shall be duly licensed, registered, or otherwise qualified for the sale of such Contracts under the insurance laws and any applicable blue sky laws or other jurisdiction where such Contracts may be sold and in which GALIC is authorized to issue such products. Unless subject to an exemption, each organization shall be registered as a broker-dealer under the 1934 Act and be a member in good standing with the Financial Industry Regulatory Authority, Inc. (“FINRA”).

4.    COMPENSATION. GALIC shall pay commissions and other compensation related costs on behalf of Underwriter to contracted broker-dealers for the sale of Contracts to purchasers. As further provided in this Section, GALIC agrees to reimburse Underwriter at cost for services provided by Underwriter pursuant to this Agreement. GALIC shall pay to Underwriter a fee in an amount equal to all expenses, direct and indirect, reasonably and equitably determined by Underwriter to be attributable to the underwriting and distribution services provided by Underwriter to GALIC pursuant hereto. As may be agreed by the parties, GALIC may discharge its obligations under this section by making payment of such expenses to third parties on behalf of Underwriter or its creditors in accordance with applicable law. Underwriter shall credit the full amount of any such payments to any such third party by GALIC against any amounts otherwise due and owing under this section.

Underwriter's determination of the expenses hereunder shall be conclusive as between the parties, except that if GALIC objects to any such determination, it shall so advise Underwriter in accordance with Section 20.10 hereof within 30 days of receipt of notice of such determination. Unless the parties can reconcile such objection, or otherwise agree, they shall select a firm of independent accountants that shall determine the expenses properly allocable to Underwriter and shall, within a reasonable time not to exceed 180 days, submit such determination, together with the basis therefore, in writing to both parties, whereupon such determination shall be binding. The expenses of any such determination by a firm of independent certified public accountants shall be borne as determined to be equitable by such accountants.

5.    PAYMENT. Underwriter shall submit to GALIC, within 30 business days after the end of each calendar month (or such other interval not greater than quarterly as such parties may agree), a written statement showing the expenses estimated to be due from GALIC to Underwriter for services pursuant to this Agreement in the preceding calendar month (or interval), as well as any expenses not included in any previous statement. Any balance payable as shown in such written statement shall be paid within 30 days following receipt of such written statement by GALIC, subject to later adjustment if and as determined in accordance with Section 4 hereof. The expenses shown in any such statement may be based on good faith estimates by Underwriter of the expenses attributable to such services, which estimate may take into account the expenses for services provided hereunder in the preceding billing periods.

No later than the end of the first quarter of the calendar year following the calendar year in which the services charged for hereunder were provided, Underwriter shall submit to GALIC a statement showing in reasonable detail the actual expenses for such services. Any difference between such actual expenses and the estimated expenses for such services as shown in any previous statement provided by Underwriter to GALIC pursuant to this Section 4 shall be paid by Underwriter or GALIC, as the case may be,

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within 30 days following receipt of such written statement by GALIC, subject to later adjustment if and as determined in accordance with the last paragraph of Section 4 hereof.

6.    INSURANCE LICENSING. GALIC shall be responsible for ensuring that each broker-dealer and its agents or representatives meet all qualifications and hold any licenses or authorizations that may be required for the solicitation or sale of the Contracts under the insurance laws of the applicable jurisdictions.

7.    SUITABILITY. Underwriter shall require each selling firm to comply with all applicable federal and state laws, rules and regulations and FINRA rules governing the suitability of recommendations to customers to purchase an annuity contract or make an exchange or replacement involving an annuity contract, including, without limitation, compliance with all applicable customer information disclosure requirements, customer information collection requirements, suitability determinations, supervisory review and approval requirements, personnel training requirements and related supervisory system requirements, as well as any requirements that may be established by GALIC and furnished to selling firms from time to time. In particular, without limiting the foregoing, Underwriter shall require each selling firm to be responsible for ensuring that their representatives have satisfied all applicable training requirements and customer information disclosure and collection requirements under such laws, rules and regulations. Underwriter shall require each selling firm’s submission of an application for a Contract to be deemed a representation that the selling firm has determined the Contract to be suitable for the applicant under such laws, rules and regulations and any GALIC requirements.

8.    TRADING PRACTICES. Each party represents that it has and maintains an internal control structure for the processing and transmission of orders suitably designed (a) to prevent orders received after the close of trading on the New York Stock Exchange from being aggregated with orders received before such close of trading, (b) to minimize errors that could result in late transmission of orders to GALIC, and (c) to otherwise comply with the requirements of Section 22 of the Investment Company Act of 1940 (“1940 Act”) and the rules thereunder. The parties further represent, warrant, and covenant that they have adopted reasonable procedures to prevent customers from providing false or otherwise inaccurate information with respect to the source of the trading activity for any customer account or engaging in market timing activity in any account. The parties shall cooperate with one another to reject future premiums by customers who engage in any of the trading activities described in this paragraph.

9.    INDEMNIFICATION. GALIC shall indemnify, defend, and hold harmless Underwriter from and against all liabilities and expenses arising out of any claims, demands, proceedings, suits, or actions, and any reasonable attorney's fees and costs in connection therewith ("Legal Expenses"), arising out of Underwriter's underwriting and distribution services and sale of the Contracts pursuant to this Agreement; provided that GALIC shall not indemnify Underwriter for any Legal Expenses arising out of any intentional, willful, or grossly negligent act or omission by Underwriter, or its officers or employees.

10.    DOCUMENTS TO BE FURNISHED. GALIC shall furnish Underwriter with copies of all prospectuses, financial statements and other documents that Underwriter reasonably requests for use in connection with the distribution of the Contracts. GALIC shall provide to Underwriter such number of copies of the current effective prospectuses as Underwriter shall request.

11.    PREPARATION AND FILING OF CONTRACTS AND PROSPECTUSES. GALIC shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing related prospectuses and registration statements and filing them with the Securities and Exchange Commission (“SEC”) and state regulatory authorities, to the extent required. GALIC agrees to forward to Underwriter copies of any and all amendments to the registration statement. GALIC agrees to advise Underwriter immediately of:

(a)	any request by the SEC for amendment of the registration statement or for additional information that GALIC determines is material to Underwriter;

(b)	the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; and

(c)
the occurrence of any material event, if known by GALIC, that makes untrue any material statement made in the registration statement or that requires the making of a change therein in order to make any material statement made therein not misleading.

12.    PREPARATION AND FILING OF MARKETING MATERIALS. GALIC shall initiate and be responsible for the design and preparation of all promotional, sales and advertising materials related to the Contracts. Prior to any use with members of the public, the following procedures will be observed:

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(a)
GALIC shall provide to Underwriter copies of all promotional, sales and advertising materials developed by GALIC for Underwriter’s review and written approval, and Underwriter shall be given a reasonable amount of time to complete its review;

(b)	the parties shall respond on a prompt and timely basis in approving any such material and shall act reasonably in connection therewith;

(c)	Underwriter shall be responsible for filing all promotional, sales or advertising material, as required, with FINRA and any state securities regulatory authorities;

(d)	GALIC shall be responsible for filing all promotional, sales or advertising material, as required, with any state insurance regulatory authorities; and

(e)
the parties shall notify each other expeditiously of any comments provided by FINRA or any securities or insurance regulatory authority on such material, and will cooperate expeditiously in resolving and implementing any comments, as applicable.

13.    RESTRICTIONS ON REPRESENTATIONS. Underwriter is not authorized to give any information or to make any representations concerning the Contracts or GALIC other than those contained in the current registration statements or prospectuses relating to the Contracts filed with the SEC or such sales literature as may be authorized by GALIC. Underwriter shall not have authority, on behalf of GALIC, to waive any Contract provision, to extend the time of paying any purchase payments, or to receive any monies or purchase payments (except for the sole purpose of forwarding monies or purchase payments to GALIC). Underwriter shall not expend, nor contract for the expenditure of, the funds of GALIC. Underwriter acknowledges and agrees that GALIC shall have the right at any time to suspend or limit the public offering of the Contracts.

14.    RULE 10(b)-10 REQUIREMENTS. GALIC, or its appointed designee, as agent of the broker-dealer selling firm, shall confirm to each applicant for and purchaser of a Contract, in accordance with Rule 10b-10 under the 1934 Act, the acceptance of purchase payments and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder, or by any other SEC or FINRA rule requiring the delivery of such information.

15.    BOOKS AND RECORDS.

15.1.    Maintenance of Books. Each party shall maintain its own books, accounts and records in such a way to disclose clearly and accurately the nature and details of the transactions between them, including such accounting information as is necessary to support the expenses under this Agreement, and such additional information as either of the parties may reasonably request for purposes of its internal bookkeeping and accounting operations. Underwriter shall keep such books, accounts and records, insofar as they pertain to the computation of expenses hereunder, available for audit, inspection and copying by GALIC and persons authorized by it or any governmental agency having jurisdiction over the parties during all reasonable business hours upon reasonable prior notice.

15.2.    Ownership and Custody of Records. All records, books and files established and maintained by Underwriter by reason of its performance of services under this Agreement, which absent this Agreement would have been held by GALIC, shall be deemed the property of GALIC and shall be maintained in accordance with applicable law and regulation. Such records shall be available, upon reasonable prior notice, during normal business hours for inspection by GALIC, anyone authorized by GALIC, and any governmental agency that has regulatory authority over GALIC’s business activities. Such records shall also be available upon reasonable prior notice, during normal business hours for inspection by any governmental agency or self-regulatory organization that has regulatory authority over Underwriter's business activities. Copies of such records, books and files shall be delivered to GALIC upon reasonable prior notice. Underwriter shall promptly deliver to GALIC such records, books and files upon termination of this Agreement.

Both parties to this Agreement agree to keep the necessary records as indicated by applicable state and federal law and to render the necessary assistance to one another for the accurate and timely preparation of such records.

15.3.    Audit. GALIC and persons authorized by it or any governmental agency having jurisdiction over GALIC shall have the right, at GALIC's expense, to conduct an audit of the relevant books, accounts and records of Underwriter upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, Underwriter shall give to the party requesting the audit reasonable cooperation and access to all books, accounts and records necessary to audit during normal business hours.

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15.4    Books of Account. During the term of this Agreement, all of GALIC's books of account shall be maintained by GALIC and no books of account of GALIC shall be maintained by Underwriter. All of GALIC's books of account shall be maintained in accordance with applicable rules and regulations.

15.5    Compliance with Applicable Law. GALIC shall comply with all applicable law, including state and federal securities and insurance laws, rules, and regulations thereunder.

16.    SAFEGUARDING CUSTOMER INFORMATION. Underwriter shall implement and maintain appropriate measures designed to safeguard GALIC's customer information and customer information systems. Underwriter shall adjust its information security program at the request of GALIC for any relevant changes dictated by GALIC's assessment of risk around its customer information and customer information systems. Evidence that Underwriter has satisfied its obligations to safeguard customer information under this Agreement shall be made available, during normal business hours, for inspection by GALIC, anyone authorized by GALIC, and any government agency that has regulatory authority over GALIC's business.

17.    CONFIDENTIALITY. The parties agree that, during the term of this Agreement, they may wish to exchange information which the party providing such information deems confidential. Therefore, the parties agree that the recipient of Confidential Information (as defined below) shall not, at any time, duplicate or disclose such information to any other person, firm, corporation or entity or use it for its own benefit except to faithfully perform its obligations under this Agreement and shall use the same degree of care to avoid disclosure, duplication or use of such Confidential Information as the recipient of the Confidential Information employs with respect to its own confidential information of like importance.

The obligation of confidentiality with respect to Confidential Information will not apply to any information disclosed by the recipient of Confidential Information if and to the extent:

(1)	disclosure by such recipient is required by applicable law or any court, governmental agency or regulatory authority or by subpoena or discovery request in pending litigation;

(2)	the information is or becomes available from public information (other than as a result of prior unauthorized disclosure by such recipient);

(3)	the information is or was received from a third party not known by such recipient to be under a confidentiality obligation with regard to such information; or

(4)	the information was in the possession of such recipient other than by reason of the services performed pursuant to this Agreement.

The term "CONFIDENTIAL INFORMATION" shall include any trade secret or information that is for the time being confidential to the provider of the information and is not in the public domain.

Except as provided herein, no rights to the Confidential Information are transferred to the recipient of the Confidential Information. All Confidential Information and any copies shall, at the option and written request of the provider of the Confidential Information, either be promptly returned to the provider of the Confidential Information or be destroyed.

18.    ANTI-MONEY LAUNDERING. The parties shall comply with applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title IB of the USA PATRIOT Act, its implementing regulations, and related SEC rules, including without limitations, Customer Identification Program (“CIP”) rules. Further, the parties shall comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). To the extent required by applicable law, the parties will promptly notify one another whenever suspicious activity or OFAC matches are detected.

19.    EFFECTIVENESS AND TERMINATION. This Agreement shall be effective as of the date set out above and will remain in effect unless terminated as hereinafter provided. This Agreement shall remain in effect until terminated by either GALIC or Underwriter upon giving 90 days or more advance written notice, provided that electronic data processing services shall not be terminated by either party until 180 days or more advance written notice of termination. Subject to the terms (including any limitations and restrictions) of any applicable software licensing agreement then in effect between Underwriter and any licensor, Underwriter shall, upon termination of this Agreement, grant to GALIC a perpetual license, without payment of any fee, in any electronic data processing software developed or used by Underwriter in connection with the services provided to GALIC hereunder, if such software is not commercially available and is necessary,

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in GALIC's reasonable judgment, for GALIC to perform subsequent to termination the functions provided by Underwriter hereunder. Upon termination, Underwriter shall promptly deliver to GALIC all books and records that are, or are deemed by this Agreement, the property of GALIC.

20.    MISCELLANEOUS.

20.1.    Entire Agreement. This Agreement constitutes the entire agreement of the parties; and no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

20.2.    Amendment. The parties may amend Exhibits A and B to this Agreement from time to time to reflect additions or changes. Any other change in the terms or provisions of this Agreement shall be by written agreement between GALIC and Underwriter.

20.3.    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

20.4.    Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party.

20.5.    Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

20.6.    Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or regulatory agency, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

20.7.    Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Ohio without reference to the conflict of law provisions thereof.

20.8.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

20.9.    Contact Persons. GALIC and Underwriter each shall appoint one or more individuals who shall serve as contact persons for the purpose of carrying out this Agreement. Effective upon execution of this Agreement, the initial contact persons shall be those set forth in Exhibit B.

20.10.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by first class mail, registered or certified, postage prepaid and properly addressed.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized.

Great American Life Insurance Company	Great American Advisors, Inc.

Signature	Signature

Name	Name

Title	Title

Date	Date

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EXHIBIT A TO PRINCIPAL UNDERWRITING AGREEMENT

In accordance with Section 1 of this Agreement, Underwriter will provide underwriting and distribution services for the Contracts indicated below.

[Product Name] individual deferred annuity contracts
Contract Form Number PXXXXXXXNW
SEC File Number 333-207914

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EXHIBIT B TO PRINCIPAL UNDERWRITING AGREEMENT

In accordance with Section 20.9 of this Agreement, the following individuals are designated contract persons for the party indicated.

GREAT AMERICAN LIFE INSURANCE COMPANY
John P. Gruber
301 East Fourth Street
Cincinnati OH 45202

GREAT AMERICAN ADVISORS, INC.
Peter A. Nerone
301 East Fourth Street
Cincinnati OH 45202

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